Filed Pursuant to Rule 424(b)(3)

File Number 333-192476

FANTEX, INC.

SUPPLEMENT NO. 17 TO

MARKET-MAKING PROSPECTUS DATED

APRIL 25, 2014

THE DATE OF THIS SUPPLEMENT IS SEPTEMBER 25, 2015

On September 22, 2015, Fantex, Inc. filed the attached Current Report on Form 8-K.

On September 24, 2015, Fantex, Inc. filed the attached Current Report on Form 8-K.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2015

FANTEX, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-55204 (Commission File Number)	80-0884134 (IRS Employer Identification Number)

330 Townsend Street, Suite 234
San Francisco, CA 94107
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (415) 592-5950

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On September 17, 2015, Fantex, Inc., a Delaware corporation (the “Company”), entered into a Brand Agreement (the “brand contract”) with Terrance Williams, pursuant to which the Company will acquire a minority interest equal to 10% of the income that Terrance Williams receives from and after February 1, 2015, subject to the terms and exceptions specified in such brand contract, contingent upon the Company obtaining financing to pay the $3.06 million purchase price to Terrance Williams.

The brand contract is intended to remain in effect indefinitely and, except as set forth below, may be terminated only upon mutual agreement of the Company and Terrance Williams. Either party may terminate the brand contract on or after January 30, 2016 if the Company does not obtain the financing necessary to pay the $3.06 million purchase price to Terrance Williams. If Terrance Williams resigns from his employment as a professional football player within two years of the date of any such financing for any reason other than a “good reason,” the Company may elect in its sole discretion to terminate the brand contract and Terrance Williams will be required to pay to the Company approximately $3.29 million (net of any amounts previously paid to the Company by him pursuant to the brand contract).

“Good reason” means Terrance Williams’ resignation from his employment as a professional football player for any of the following reasons:

(a)           he suffers or sustains a major injury which renders him incapable of performing as a professional football player; or

(b)           he suffers or sustains a major injury after the consummation of the offering of a Company tracking stock linked to the value of the brand contract and a qualified medical doctor (depending on the nature of the major injury) advises Terrance Williams that as a result thereof he is putting his physical health at substantial risk (i.e., a risk that is substantially greater than simply by virtue of his participation as a professional football player) by continuing to perform as a professional football player.

In addition, the brand contract contains terms, conditions, events of defaults and covenants customary for each of the Company’s brand contracts, including an obligation of the Company to indemnify Terrance Williams (and his heirs and assigns) against any third-party lawsuit arising from Terrance Williams being a party to the brand contract, including claims relating to (a) any breach of the Company’s representations and warranties in the brand contract, (b) any violation of law by the Company and (c) certain matters in connection with the financing methods the Company may use to obtain financing relating to the brand contract, other than, in each case, those arising out of or relating to any breach of the brand contract by Terrance Williams.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 22, 2015

FANTEX, INC.

By:	/s/ David Mullin
Name: David Mullin
Title: Chief Financial Officer

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2015

FANTEX, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-55204 (Commission File Number)	80-0884134 (IRS Employer Identification Number)

330 Townsend Street, Suite 234
San Francisco, CA 94107
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (415) 592-5950

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On September 23, 2015, Fantex, Inc., a Delaware corporation (the “Company”), entered into a Brand Agreement (the “brand contract”) with Ryan Shazier, pursuant to which the Company will acquire a minority interest equal to 10% of the income that Ryan Shazier receives from and after September 1, 2015, subject to the terms and exceptions specified in such brand contract, contingent upon the Company obtaining financing to pay the $3.11 million purchase price to Ryan Shazier.

The brand contract is intended to remain in effect indefinitely and, except as set forth below, may be terminated only upon mutual agreement of the Company and Ryan Shazier. Either party may terminate the brand contract on or after January 30, 2016 if the Company does not obtain the financing necessary to pay the $3.11 million purchase price to Ryan Shazier. If Ryan Shazier resigns from his employment as a professional football player within two years of the date of any such financing for any reason other than a “good reason,” the Company may elect in its sole discretion to terminate the brand contract and Ryan Shazier will be required to pay to the Company approximately $3.34 million (net of any amounts previously paid to the Company by him pursuant to the brand contract).

“Good reason” means Ryan Shazier’s resignation from his employment as a professional football player for any of the following reasons:

(a)           he suffers or sustains a major injury which renders him incapable of performing as a professional football player; or

(b)           he suffers or sustains a major injury after the consummation of the offering of a Company tracking stock linked to the value of the brand contract and a qualified medical doctor (depending on the nature of the major injury) advises Ryan Shazier that as a result thereof he is putting his physical health at substantial risk (i.e., a risk that is substantially greater than simply by virtue of his participation as a professional football player) by continuing to perform as a professional football player.

In addition, the brand contract contains terms, conditions, events of defaults and covenants customary for each of the Company’s brand contracts, including an obligation of the Company to indemnify Ryan Shazier (and his heirs and assigns) against any third-party lawsuit arising from Ryan Shazier being a party to the brand contract, including claims relating to (a) any breach of the Company’s representations and warranties in the brand contract, (b) any violation of law by the Company and (c) certain matters in connection with the financing methods the Company may use to obtain financing relating to the brand contract, other than, in each case, those arising out of or relating to any breach of the brand contract by Ryan Shazier.

A copy of the Company’s press release announcing that the Company entered into brand contracts with Ryan Shazier and Terrance Williams is furnished as Exhibit 99.1 and is incorporated by reference into this Item 1.01.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Exhibit Description
99.1	Press release issued by the Company dated September 23, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 23, 2015

FANTEX, INC.

By:	/s/ David Mullin
Name: David Mullin
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Exhibit Description
99.1	Press release issued by the Company dated September 23, 2015.

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Exhibit 99.1

Fantex, Inc. Enters Into Brand Contracts With Terrance Williams & Ryan Shazier

Fantex, Inc. agrees to acquire a 10% interest in the brand income of both athletes

SAN FRANCISCO, Calif., September 23, 2015 — Fantex, Inc. announced today it has entered into brand contracts with each of Terrance Williams and Ryan Shazier. Under the terms of the brand contract with Terrance Williams, Fantex, Inc. would acquire for $3.06 million a 10% interest in Mr. Williams’ brand income. Under the terms of the brand contract with Ryan Shazier, Fantex, Inc. would acquire for $3.11 million a 10% interest in Mr. Shazier’s brand income. Brand income is defined in Mr. Williams’ and Mr. Shazier’s respective brand contracts. Fantex, Inc.’s acquisitions of brand income under its brand contracts with Mr. Williams and Mr. Shazier are contingent upon Fantex, Inc. obtaining financing necessary to pay the purchase price.

This press release shall not constitute an offer to sell any securities.